Exhibit (12)

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

___________, 2019

FundVantage Trust

-SkyBridge Dividend Value Fund

301 Bellevue Parkway, 2nd Floor
Wilmington, DE 19809

Centre Funds

- Centre Global Infrastructure Fund

48 Wall Street, Suite 1100

New York, New York 10005

Re:	United States Federal Income Tax Consequences of Acquisition of SkyBridge Dividend Value Fund by Centre Global Infrastructure Fund

Ladies and Gentleman:

Centre Funds, a Delaware statutory trust (“Centre Funds”), on behalf of the Centre Global Infrastructure Fund, a segregated portfolio of assets (“series”) thereof (“Acquiring Fund”), and FundVantage Trust, a Delaware statutory trust, on behalf of SkyBridge Dividend Value Fund, a series thereof, the investment adviser of which is SkyBridge Capital II, LLC (“Acquired Fund”), have requested our opinion as to certain United States federal income tax consequences of Acquiring Fund’s proposed acquisition of the Acquired Fund. The acquisition is to occur pursuant to an Agreement and Plan of Reorganization between them dated as of __________, 2019 (“Agreement”)(1), which SkyBridge Capital II, LLC and Centre Asset Management, LLC, the investment adviser of Acquiring Fund, have joined for limited purposes. Specifically, each Fund has requested our opinion that the consummation of the transactions set forth in the Agreement (such transactions collectively referred to herein as the “Reorganization”), will qualify as a “reorganization” (as defined in section 368(a)).(2)

(1) Each of Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund.”

(2) All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement/Prospectus dated May ___, 2019, regarding the Reorganization (“Proxy Statement”) that was furnished in connection with the solicitation, by the members of Acquired Fund’s Board of Trustees (“Board”), of proxies for use at a special meeting of Acquired Fund’s shareholders that was held on April 4, 2019, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund and the Acquired Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based upon and subject to the foregoing, and conditioned on the Representations being true and complete at the Closing Date and the Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

(1)       The transfer by the Acquired Fund of the Acquired Fund Assets in exchange for the Shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Liabilities (other than the Excluded Liabilities, if any) will be treated as a “reorganization” within the meaning of Section 368(a)(1)(C) or Section 368(a)(1)(F), and the Acquiring Fund and the Acquired Fund will each be treated as a “party to a reorganization” within the meaning of Section 368(b);

(2)       No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Acquired Fund Assets solely in exchange for the Shares of said Acquiring Fund and the assumption by such Acquiring Fund of the Liabilities (other than the Excluded Liabilities, if any);

(3)       No gain or loss will be recognized by the Acquired Fund upon the transfer of its Acquired Fund Assets to the Acquiring Fund in exchange for the Acquiring Fund’s Shares and the assumption by the Acquiring Fund of the Liabilities (other than the Excluded Liabilities, if any) or upon the distribution (whether actual or constructive) of the Acquiring Fund’s Shares to the Acquired Fund’s shareholders in complete liquidation of the Acquired Fund;

(4)       No gain or loss will be recognized by the Acquired Fund’s Investors upon the receipt of the Acquiring Fund’s Shares distributed in complete liquidation of the Acquired Fund;

(5)       The aggregate tax basis of the Acquiring Fund’s Shares received by an Acquired Fund’s Investor pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund’s Shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund’s Shares to be received by such Acquired Fund’s Investor will include the period during which the Acquired Fund’s Shares exchanged therefor were held by such shareholder (provided the Acquired Fund’s Shares were held by such shareholder as capital assets on the date of the Reorganization);

(6)       The tax basis of the Acquired Fund’s assets acquired by the Acquiring Fund will be same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund, in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and

(7)       The Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the Regulations, the items of the Acquired Fund described in Section 381(c), subject, if applicable, to the conditions and limitations specified in Sections 381, 382, 383 and 384 and the Regulations thereunder.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Funds participating therein or any shareholder thereof with respect to any Acquired Fund Assets as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

We consent to the (i) discussion of our opinion in the Proxy Statement, (ii) reproduction of our opinion as an exhibit to Centre Funds’ Registration Statement on Form N-14, and (iii) naming of our firm in the Proxy Statement.

Our opinion addresses only the specific United States federal income tax consequences of the Reorganization set forth above and does not address any other United States federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Finally, our opinion is solely for the information of the addressees and their shareholders, and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,